Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Contact:

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949-660-6555

robert.stefanovich@us.aisc.com

Deborah Pettigrew

Artemis International Solutions Corporation

949-660-6554

deborah.pettigrew@us.aisc.com

ARTEMIS ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Strong Growth in New Platform Artemis 7

NEWPORT BEACH, Calif., August 11, 2004 – Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of investment planning and control solutions, today reported its financial results for the second quarter ended June 30, 2004.

Artemis reported $13.4 million in total revenue for the second quarter of 2004, compared with $13.4 million for the second quarter of 2003 and $13.6 million for the preceding quarter. Software license revenue increased by 9 percent compared to the second quarter of 2003 and 19 percent compared to the preceding quarter.  The company incurred a loss before interest, taxes, depreciation, and amortization (EBITDA) of $(0.5) million for the quarter ended June 30, 2004, compared with $(2.4) million for the prior year quarter and $(2.2) million for the preceding quarter.  US GAAP reported net loss for the quarter ended June 30, 2004, was $(1.8) million, or $(0.18) per common share, compared to a net loss of $(4.0) million, or $(0.40) per common share for the second quarter of 2003 and a net loss $(3.9) million, or $(0.39) per common share for the preceding quarter.

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“We achieved growth in software revenue and improved operating performance compared to the previous quarter and the second quarter of 2003,” stated Patrick Ternier, president and CEO of Artemis International.  “More significantly, the software license revenue of our new platform, Artemis 7, and its industry-specific solutions, increased by 176 percent compared to the prior year quarter and 82 percent compared to the preceding quarter, representing now almost half of our license revenue. The increases in software and support revenue for the second quarter of 2004 compared with the same quarter of 2003, were offset by a decline in services revenue, mainly due to the fast implementation cycles of our new platform. This will allow us to move to a more software-oriented business model.”

Operating loss decreased by 54 percent to $(1.7) million in Q2 of 2004 from $(3.7) million in Q2 of 2003, reflecting savings from restructuring actions taken in early 2004 and a shift in revenue mix towards software and support revenue.

In June 2004, the company completed a private placement of $9.0 million of convertible preferred stock.  This transaction strengthened the company’s balance sheet and provided funds for the repayment of debt as well as for working capital purposes.

About Artemis International Solutions Corporation

Artemis International Solutions Corporation (OTCBB: AMSI) is the world’s leading provider of investment planning and control solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of industry optimized solutions and packaged consulting services that combine to establish an overall planning and control framework encompassing IT management, new product development, public investment management, program management, fleet asset optimization, and detailed project management. With a global network covering 44 countries, Artemis has helped thousands of companies to improve their business performance through better alignment of strategy, investment planning and project execution.

For more information visit www.aisc.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION.

Consolidated Financial Highlights

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		Percent		Percent		Percent		Percent
		of Total		of Total		of Total		of Total
	2004	Revenues	2003	Revenues	2004	Revenues	2003	Revenues
	(in thousands, except per share data)
Statement of Operations Data:

Revenue:
Software	$3,329	24.8%	$3,063	22.7%	$6,125	22.6%	$7,673	25.9%
Support	4,118	30.7%	4,026	29.9%	8,517	31.5%	8,320	28.0%
Services	5,984	44.6%	6,379	47.4%	12,405	45.9%	13,670	46.1%
	13,431	100.0%	13,468	100.0%	27,047	100.0%	29,663	100.0%
Cost of revenue:
Software	2	0.0%	165	1.2%	93	0.3%	425	1.4%
Support	1,383	10.3%	1,285	9.5%	2,861	10.6%	2,628	8.9%
Services	4,812	35.8%	5,148	38.2%	9,548	35.3%	10,772	36.3%
	6,197	46.1%	6,598	49.0%	12,502	46.2%	13,825	46.6%

Gross margin	7,234	53.9%	6,870	51.0%	14,545	53.8%	15,838	53.4%

Operating expenses:
Selling and marketing	3,754	28.0%	4,154	30.8%	7,598	28.1%	8,117	27.4%
Research and development	2,041	15.2%	2,007	14.9%	4,108	15.2%	4,149	14.0%
General and administrative	2,000	14.9%	3,349	24.9%	4,677	17.3%	6,018	20.3%
Amortization expense	1,029	7.7%	1,029	7.6%	2,058	7.6%	2,058	6.9%
Restructuring charge	148	1.1%	—	0.0%	1,395	5.2%	—	0.0%
	8,972	66.8%	10,539	78.3%	19,836	73.3%	20,342	68.6%
Operating loss	(1,738)	-12.9%	(3,669)	-27.2%	(5,291)	-19.6%	(4,504)	-15.2%

Net interest expense	117	0.9%	19	0.1%	208	0.8%	45	0.2%
Other non-operating income, net	(123)	-0.9%	(111)	-0.8%	(279)	-1.0%	(114)	-0.4%
Foreign exchange (gain) loss	(13)	-0.1%	224	1.7%	91	0.3%	170	0.6%
	(19)	-0.1%	132	1.0%	20	0.1%	101	0.3%
Loss before income taxes	(1,719)	-12.8%	(3,801)	-28.2%	(5,311)	-19.6%	(4,605)	-15.5%

Income tax expense	81	0.6%	201	1.5%	381	1.4%	305	1.0%

Net loss	$(1,800)	-13.4%	$(4,002)	-29.7%	$(5,692)	-21.0%	$(4,910)	-16.6%

Basic and diluted loss per common share	$(0.18)		$(0.40)		$(0.57)		$(0.49)
Weighted average common shares used in computing basic and diluted loss per common share	9,965		9,965		9,965		9,965

Reconciliation of Net loss to EBITDA:
Net loss	$(1,800)		$(4,002)		$(5,692)		$(4,910)
Depreciation and Amortization	1,150		1,414		2,418		2,759
Interest	117		19		208		45
Taxes	81		201		381		305
EBITDA (1)	$(452)		$(2,368)		$(2,685)		$(1,801)

Net cash used in operations	$(1,707)		$(1,889)		$(2,637)		$(502)

(1)          Represents net (loss) before depreciation and amortization, interest income and expense and income tax expense/benefit. EBITDA is not indicative of cash provided by or used in operating activities and may differ from comparable information provided by other companies. EBITDA should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. EBITDA is commonly used in the industry and is presented because Artemis believes it provides relevant and useful information to investors. Investors would use such a measure to analyze and compare companies on the basis of current period operating performance. Artemis utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.